Exhibit 4.16

CONFIDENTIAL TREATMENT REQUESTED BY FLY LEASING LIMITED – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

THE BUYERS NAMED HEREIN,

BBAM LIMITED PARTNERSHIP,

SUMMIT AVIATION PARTNERS LLC,

FLY-BBAM HOLDINGS, LTD.

and

SUMMIT AVIATION MANAGEMENT CO., LTD.

Dated as of November 30, 2012

i

ii

ARTICLE X MISCELLANEOUS		47
Section 10.1	Amendments; Extension; Waiver.	47
Section 10.2	Entire Agreement.	48
Section 10.3	Construction and Interpretation.	48
Section 10.4	Severability.	48
Section 10.5	Notices.	49
Section 10.6	Binding Effect; Persons Benefiting; No Assignment.	50
Section 10.7	Counterparts.	51
Section 10.8	Specific Performance.	51
Section 10.9	No Third Party Beneficiaries.	51
Section 10.10	Governing Law.	51
Section 10.11	Waiver of Jury Trial.	51
Section 10.12	Consent to Jurisdiction.	52

Exhibits
Exhibit A	Buyers
Exhibit B	Purchased Interest Schedule
Exhibit C	Amended Fly Management Agreement
Exhibit D	Non-Competition Agreement
Exhibit E	Amended Partnership Agreement
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Permitted Affiliate Guarantees
Exhibit H	Certification of Non-Foreign Status
Exhibit I	Statement of U.S. Real Property Interest Ownership
Exhibit J	Governmental Consents

Schedules
Partnership Disclosure Schedule

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of November 30, 2012, is by and among the Persons named on Exhibit A (each, a “Buyer”, and collectively, the “Buyers”), BBAM Limited Partnership, an exempted limited partnership registered in the Cayman Islands (the “Partnership”), and Summit Aviation Management Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability, in its capacity as the general partner of the Partnership (the “GP”), Summit Aviation Partners LLC, a Delaware limited liability company (“Summit”), Fly-BBAM Holdings, Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Fly”, and together with Summit, “Sellers”, and each of them, a “Seller”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, Summit owns directly and of record an Interest (as such term is defined in the Partnership Agreement) representing 85.0% of the economic interest in the Partnership and Fly owns directly and of record an Interest representing 15.0% of the economic interest in the Partnership;

WHEREAS, prior to the Closing (as defined below), Summit, Fly, the GP and the Partnership shall enter into an Amendment No. 2 to the Partnership Agreement, in a form satisfactory to Buyers in their sole discretion (the “Reclassification Amendment”), which shall reclassify all of the issued and outstanding Interests into Class A equity interests of the Partnership (“Class A Interests”) and Class B equity interests of the Partnership (“Class B Interests”), upon the terms set forth in the Reclassification Amendment;

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, (a) Buyers will purchase from Fly, and Fly will sell, assign and transfer to Buyers, in the respective amounts indicated for each Buyer on Exhibit B (the “Purchased Interest Schedule”), the Class A Interests and Class B Interests held by Fly set forth on the Purchased Interest Schedule (such Class A Interests and Class B Interests, the “Fly Interests”), which Fly Interests constitute all Class A Interests and Class B Interests held by Fly and together a 15.0% economic interest in the Partnership, and (b) Buyers will purchase from Summit, and Summit will sell, assign and transfer to Buyers, in the respective amounts indicated for each Buyer on the Purchased Interest Schedule, the Class A Interests and Class B Interests held by Summit set forth on the Purchased Interest Schedule (the “Summit Interests”, and together with the Fly Interests, the “Purchased Interests”), which Summit Interests represent together a 35.0% economic interest in the Partnership, and which Purchased Interests represent together a 50.0% economic interest in the Partnership;

WHEREAS, prior to or simultaneously with the Closing, it is contemplated that Fly Leasing Limited, a Bermuda exempted company and the parent company of Fly (“Fly Parent”), and Fly Leasing Management Co. Limited, a Bermuda exempted company and a Subsidiary of the Partnership (“Fly Manager”), shall enter into an Amended and Restated Management Agreement, substantially in the form attached hereto as Exhibit C, (the “Amended Fly Management Agreement”), which shall amend and restate the Fly Management Agreement (as defined below) in its entirety;

WHEREAS, simultaneously with the Closing, Mr. Steven Zissis shall enter into a Non-Competition Agreement with the Partnership and Buyers, substantially in the form attached hereto as Exhibit D (the “Non-Competition Agreement”); and

WHEREAS, simultaneously with the Closing, (a) Buyers, Summit, the GP and the Partnership shall enter into an Amended and Restated Partnership Agreement of the Partnership, substantially in the form attached hereto as Exhibit E (which form may be amended following the date hereof, in the reasonable discretion of Buyers, on the one hand, and the reasonable discretion of Summit, on the other, to reflect the adoption of the equity incentive plan contemplated by Section 7.1(c)) (the “Amended Partnership Agreement”), and ***;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment Amount” has the meaning set forth in Section 2.5(c).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, provided that an “Affiliate” of a natural person also includes such person’s Related Parties. For purposes of this definition, none of Fly, its Subsidiaries or any of their Affiliates shall be considered an “Affiliate” of any of Summit, the GP or the Group Entities, and none of Summit, the GP, the Group Entities or any of their Affiliates shall be considered an “Affiliate” of any of Fly, its Subsidiaries or any Affiliate of any of them.

“Affiliate Guarantees” means any Contract or other obligation whereby the Partnership or any of its Subsidiaries provides a guarantee or indemnity with respect to any obligations of Summit, Fly or any of their respective Affiliates (other than the Partnership and its Subsidiaries).

“Affiliate Transactions” has the meaning set forth in Section 3.12(a).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.7.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

“Amended Fly Management Agreement” has the meaning set forth in the Recitals.

“Amended Partnership Agreement” has the meaning set forth in the Recitals.

“Ancillary Agreements” means the Amended Fly Management Agreement, the Reclassification Amendment, the Amended Partnership Agreement, the Non-Competition Agreement, the Assignment and Assumption Agreement and any other agreement, document or instrument entered into by any of the Parties in connection with the Transactions.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit F, pursuant to which the Purchased Interests shall be sold, assigned and transferred from Sellers to Buyers.

“Audited Financial Statements” means the audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in partners’ capital of the Partnership and its Subsidiaries as of and for the year ending December 31, 2011, and as of and for the period from March 4, 2010 to December 31, 2010.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(c).

“BBAM Japan” means BBAM Japan LLC, a Subsidiary of the Partnership.

“Blocked Person” has the meaning set forth in Section 3.13(d).

“Business” means the business, activities and operations of the Partnership and its Subsidiaries as conducted on the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business IT” means all Information Technology which is owned by a Group Entity or used by a Group Entity in connection with the Business, and in each case is material to the operation of the Business.

“Buyer” and “Buyers” have the respective meanings set forth in the Preamble, and in each case includes any permitted successor(s) or assign(s).

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer Material Adverse Effect” means any change, effect, or occurrence that does, or would reasonably be expected to, prevent or materially impair or delay Buyers’ ability to promptly perform their obligations hereunder or under any Ancillary Agreement as applicable.

“Cash” means all cash and cash equivalents, as defined by and determined in accordance with GAAP consistent with past practice.

“Claims Notice” has the meaning set forth in Section 8.4.

“Class A Interests” has the meaning set forth in the Recitals.

“Class B Interests” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Closing Cash” means an amount of Cash equal to (i) 100% of the Cash of the Partnership and its Subsidiaries (other than BBAM Japan), plus (ii) 80% of the Cash of BBAM Japan which is not necessary for payment of BBAM Japan’s liabilities, in each case as of 11:59 PM (local time in California) on December 31, 2012; provided, that, in no event shall Closing Cash include any deposits on real estate leases included in Cash.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Purchase Price” means an amount equal to $165,000,000.

“Closing Indebtedness” means the Indebtedness (excluding Permitted Affiliate Guarantees) of the Partnership and its Subsidiaries as of 11:59 PM (local time in California) on December 31, 2012.

“Closing R/CL” means the R/CL as of 11:59 PM (local time in California) on December 31, 2012.

“COC Contracts” means any Contract to which Fly or any of its Subsidiaries, or any other Person to which the Partnership or any of its Subsidiaries provides asset management or other services, is a party or by which any of such Persons’ respective assets and properties are bound (including Contracts relating to Indebtedness and Material Contracts relating to insurance), that (i) provides that the Consent of any Person is required in connection with the transactions contemplated by this Agreement, (ii) provides that there will be a violation of, breach of, termination of, conflict with, or default under (or there will arise a right of termination, cancellation, payment or acceleration under) such Contract (x) as a result of the transactions contemplated by this Agreement or (y) if Summit or an Affiliate thereof ceases to own a specified (direct or indirect) equity interest in the Partnership or any of its Subsidiaries, if Summit or an Affiliate thereof ceases to manage the Partnership or any of its Subsidiaries, or if any member of the management or other employee of Summit, the GP, the Partnership or any Affiliate thereof ceases to be employed by such entity, or (iii) otherwise contains a change of control or “key man” provision that may be triggered in the event of any change in the ownership of Summit, the GP, the Partnership or any of their respective Subsidiaries, or the ceasing of any employee of such entities to serve in his or her capacity as such.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 6, 2010, by and between Onex Partners Advisor LP and Fly Leasing Limited, as amended by that certain letter agreement, dated as of September 7, 2012, by and between Onex Partners Advisor LP and Fly Leasing Limited.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority.

“Contract” means any agreement, contract, or other legally binding arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject and any amendments and supplements thereto, in each case in writing.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.

“Current Assets” means the following general ledger accounts of the Partnership and its Subsidiaries (in each case determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements): ***.

“Current Liabilities” means the following general ledger accounts of the Partnership and its Subsidiaries (in each case determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements): ***.

“Determination Date” has the meaning set forth in Section 2.5(b).

“Encumbrance” means, whether arising under any Contract or otherwise, any claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of others, assessments, voting trust agreements, options, rights of first offer, proxies, title defects, factoring or conditional sale or other agreement on deferred terms and charges or other restrictions or limitations of any nature whatsoever.

“End Date” has the meaning set forth in Section 9.1(b).

“Entity” means a Person that is not a natural person.

“Equity Rights” has the meaning set forth in Section 3.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.17(c).

“Expiration Date” has the meaning set forth in Section 8.1.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

“FCPA” has the meaning set forth in Section 3.13(c).

“Fee Schedule” has the meaning set forth in Section 3.23(b).

“Financial Statements” means the Unaudited Financial Statements and the Audited Financial Statements.

“Fly” has the meaning set forth in the Preamble.

“Fly Interests” has the meaning set forth in the Recitals.

“Fly Management Agreement” means that certain Amended and Restated B&B Air Management Agreement, dated as of April 29, 2010, by and between Fly Parent and Fly Leasing Management Co. Limited, as amended by that certain Amendment No. 1 thereto, dated as of October 14, 2011, by and between such parties.

“Fly Manager” has the meaning set forth in the Recitals.

“Fly Parent” has the meaning set forth in the Recitals.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court and any self-regulatory organization, in each case, having jurisdiction over the GP or the Group Entities.

“GP” has the meaning set forth in the Preamble.

“Group Entity” means the Partnership or any of its Subsidiaries.

“Group Interests” has the meaning set forth in Section 3.2(c).

“Indebtedness” means, with respect to a Person: (i) any indebtedness for borrowed money, whether or not having recourse to the borrower; (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any capital leases; (iv) any obligation under any factoring, securitization or other similar facility or arrangement; (v) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities, and (vi) any obligation issued or assumed as the deferred purchase price of property or services, including any earnout arrangements; (vii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided, that, Indebtedness shall not include, with respect to the Partnership or any of its Subsidiaries, any intercompany indebtedness solely between the Partnership and a Subsidiary thereof, or between one Subsidiary of the Partnership and another Subsidiary of the Partnership.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Indemnitee” has the meaning set forth in Section 8.4.

“Independent Accounting Firm” means a nationally recognized accounting firm in the United States, which the parties agree shall be KPMG LLP, and if KPMG LLP refuses or is unable to perform the requested services, Buyers and Sellers shall negotiate in good faith to agree upon a different accounting firm, which such other accounting firm the parties agree shall also be a nationally recognized accounting firm in the United States and shall not have any material relationship with either Buyers or any of their respective Affiliates, on the one hand, or Sellers or any of their respective Affiliates, on the other hand, in respect of the transactions contemplated by this Agreement.

“Information Technology” means computer systems, communication systems, software, hardware, network peripherals and associated documentation.

“Intellectual Property” means all trademarks, service marks, trade names, corporate names, trade dress, logos, and slogans, together with all goodwill symbolized by any of the foregoing, domain names, copyrights, processes, formulas, software and databases, patents, patent applications, designs, methodologies, trade secrets, know-how and any other similar intellectual property rights and registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country.

“IRS” means the Internal Revenue Service.

“Japanese Cash Distribution” has the meaning set forth in Section 2.5(d).

“Joint Marketing Agreement” means that certain Joint Marketing Agreement, dated as of April 1, 1998, by and Nomura Babcock & Brown Co., Ltd. and BBAM Aircraft Management LLC.

“knowledge” means (i) with respect to the Partnership, the actual knowledge of Greg Azzara, Betty Fung, Mina Kim, Jackie Lam, Robert Tomczak or Steven Zissis or (ii) with respect to Summit, the actual knowledge of Greg Azzara, Robert Tomczak or Steven Zissis or (iii) with respect to Fly, the actual knowledge of Colm Barrington, Wesley Dick, Gary Dales, Mina Kim, Robert Tomczak, Lynn Truong or Steven Zissis and (iv) with respect to the Buyers, the actual knowledge of Tawfiq Popatia, Amir Motamedi or Andrea Daly, in each case without obligation of inquiry.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect enacted, adopted, promulgated or applied by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Leases” has the meaning set forth in Section 3.9(b).

“Losses” means all losses (including diminution in value), damages, liabilities, penalties, fines, Taxes, amounts paid in settlement and reasonable costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses), excluding any punitive damages (except to the extent that punitive damages form part of a third party claim) and any consequential, special or indirect damages.

“Material Contract” means any Contract to which any Group Entity is a party or by which it or any of its properties or assets is bound of the type listed below:

(a) (i) the Joint Marketing Agreement and the Fly Management Agreement (as it may be amended by the Amended Fly Management Agreement) and any other Contract (including Contracts that contain a “most favored customer” or similar provision) that would reasonably be expected to generate revenues for the Group Entities, or to require payments from the Group Entities, in excess of $3,000,000 per year;

(b) all Contracts with, or relating to, Top Revenue Sources;

(c) any joint venture, partnership or similar Contract;

(d) Contracts relating to any Indebtedness of the Group Entities in excess of $50,000;

(e) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements entered into outside the ordinary course of business that provide for obligations on the part of the Group Entities which are continuing as of the date hereof;

(f) Contracts under which a Group Entity has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person in excess of $50,000;

(g) Contracts that provide for earn-outs or other similar contingent payment obligations to one or more Persons in excess of $100,000; and

(h) any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any respect (A) the freedom or ability of any Group Entity, any Affiliate or equityholder of any Group Entity or the Business to solicit customers or employees or to compete in any line of business or with any Person or in any area, or (B) the manner in which, or the localities in which, all or any portion of the Business is or, immediately following consummation of the Transactions, will be conducted;

provided, that, “Material Contracts” shall not include any Leases or Plans.

“Most Recent Balance Sheet” means the balance sheet of the Partnership and its Subsidiaries as of September 30, 2012 included in the Unaudited Financial Statements.

“NBB” means Nomura Babcock & Brown Co., Ltd. and its Affiliates.

***.

***.

“Non-Competition Agreement” has the meaning set forth in the Recitals.

“Non-U.S. Business” shall mean the portion of the Business conducted in or attributable to jurisdictions other than the United States.

“OFAC” has the meaning set forth in Section 3.13(d).

“Order” means any order, injunction, judgment, decree, writ, stipulation, award or ruling of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other Entity, its declaration or agreement of trust or its constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Parties” means the parties to this Agreement.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 29, 2010, among the GP, Summit and Fly, as amended by that certain Amendment No. 1 thereto, dated as of April 30, 2012, among the GP, Summit and Fly.

“Partnership Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the GP and the Partnership to Buyers in connection with the execution and delivery of this Agreement.

“Partnership Material Adverse Effect” means any change, effect, or occurrence that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Group Entities, taken as a whole, or (b) does, or would reasonably be expected to, materially impair or delay the ability

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

of any Group Entity or any Seller to promptly perform its obligations hereunder or under any Ancillary Agreement; provided, however, that no changes, effects or occurrences resulting from, relating to, or arising out of the following shall be taken into account when determining whether a Partnership Material Adverse Effect has occurred or may, would or could occur: (i) the effect of any change in the U.S. or foreign economies or political conditions to the extent that it does not disproportionately affect the Group Entities, taken as a whole, relative to other participants in the industries in which the Group Entities operate; (ii) the effect of any change that generally affects any industry or market in which the Group Entities operate to the extent that it does not disproportionately affect the Group Entities, taken as a whole, relative to other participants in the industries in which the Group Entities operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism to the extent that it does not disproportionately affect the Group Entities, taken as a whole, relative to other participants in the industries in which the Group Entities operate; (iv) except for purposes of Sections 3.4, 3.17(g) and 7.3(a) (to the extent related to Sections 3.4 and 3.17(g)), the effect of the announcement, pendency or consummation of the Transactions; (v) the effect of any action taken (or omitted to be taken) at the written request of Buyer or expressly required (or prohibited) pursuant to this Agreement or the Ancillary Agreements; and (vi) the effect of any changes in applicable Laws or GAAP or other regulatory accounting requirements applicable to the industry in which the Group Entities operate (or the interpretation thereof).

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Affiliate Guarantee” has the meaning set forth on Exhibit G.

“Permitted Encumbrances” means (i) Permitted Tax Encumbrances; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Encumbrances arising by operation of Law and incurred in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (v) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, and zoning, building and other similar ordinances, regulations, variances and restrictions, in each case that do not and would not reasonably be expected to materially adversely affect the subject property; (vi) as to leased real property, all Encumbrances created or incurred by any owner, landlord, sublandlord or other Person in title, in each case that do not and would not reasonably be expected to materially adversely affect the subject property; and (vii) Encumbrances reflected in the most recent Financial Statements.

“Permitted Tax Encumbrances” means Encumbrances for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent Financial Statements.

“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other Entity or any division thereof.

“Plans” has the meaning set forth in Section 3.17(a).

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, demand, citation, summons, subpoena, investigation, inquiry or proceeding of any nature, civil criminal, regulatory or otherwise, in law or in equity, by, on behalf of, before or involving any court, tribunal, arbitrator or other Governmental Authority.

“Pro Rata Portion” means, with respect to Summit, 70.0%, and with respect to Fly, 30.0%.

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchased Interest Schedule” has the meaning set forth in the Recitals.

“Reclassification Amendment” has the meaning set forth in the Recitals.

“Related Party” means (i) any Affiliate, officer or director of the GP or any Group Entity, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling, grandchild or grandparent of any of the Persons listed in clause (i) above, (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) above, (iv) any corporation or organization of which such Person listed in clause (i) or (ii) above is an officer or partner or otherwise Controls such Person, and (v) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity. For purposes of this definition, (i) the Related Parties of the GP and the Group Entities shall not include any of the GP or the Group Entities, and (ii) none of Fly, its Subsidiaries or any of their Affiliates shall be considered a “Related Party” of any of Summit, the GP or the Group Entities.

“Released Claims” has the meaning set forth in Section 6.10(a).

“Representatives” has the meaning set forth in Section 6.2.

“R/CL” means, with respect to the Partnership and its Subsidiaries, at the time of measurement, the positive or negative amount equal to Current Assets less Current Liabilities.

“Securities Act” has the meaning set forth in Section 5.6(a).

“Seller” and “Sellers” have the respective meanings set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.2(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, or other voting interests that generally entitle such Person to vote for the election of the board of directors or other governing body of such corporation or other legal Entity.

“Summit” has the meaning set forth in the Preamble.

“Summit Interests” has the meaning set forth in the Recitals.

“Tax” means (i) any federal, state, local, foreign and other taxes, levies, fees, imports, duties and charges of whatever kind imposed by any Taxing Authority, including taxes imposed on, or measured by net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, goods and services, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, franchise, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording taxes or similar charges, whether computed on a separate, consolidated, unitary, combined or other basis; and (ii) any interest, penalties or additions to the tax attributable to, or imposed in connection therewith, or with respect to the payment of any amounts of the type described in clause (i), in each case whether disputed or not.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any information return, claim for refund, or declaration of estimated Tax, filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any written Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract that has been entered into by any Group Entity.

“Threshold Amount” has the meaning set forth in Section 8.3(a).

“Top Revenue Sources” has the meaning set forth in Section 3.14.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (including any transfer or similar tax imposed by any Taxing Authority and including specifically the United Kingdom stamp duty and stamp duty reserve tax).

“Treasury Regulations” means the final and temporary U.S. federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet and related consolidated statements of income, cash flows and changes in partners’ capital of the Partnership and its Subsidiaries as of and for the nine-month period ending September 30, 2012.

“U.S. Business” shall mean the portion of the Business conducted in or attributable to the United States.

“U.S. Economic Sanctions” has the meaning set forth in Section 3.13(e).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Purchased Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyers, free and clear of all Encumbrances, and Buyers shall purchase from Sellers, the Purchased Interests, as set forth on the Purchased Interest Schedule. In consideration of such sale, each Seller shall have the right hereunder to receive its Pro Rata Portion of the Closing Date Purchase Price, which consideration shall be payable pursuant to Section 2.3, and Summit shall have the right hereunder to receive the consideration payable pursuant to Section 2.5(c).

Section 2.2 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, and shall occur and be effective as of 11:59 PM (local time in California) on December 31, 2012, provided that all conditions to the obligations of the parties set forth in Article VII (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied or waived at or prior to such time, or at such other place, time and date as shall be agreed in writing between Buyers and the Sellers. The “Closing Date” shall be December 31, 2012.

Section 2.3 Closing Payments. At or prior to the Closing, Buyers shall pay or cause to be paid by wire transfer in immediately available funds to each Seller, in respect of the Purchased Interests being sold to Buyers at the Closing pursuant to this Agreement, such Seller’s Pro Rata Portion of the Closing Date Purchase Price; provided, that in no event shall Buyers make such payments until such time that all of the conditions to the obligations of the parties set forth in Article VII (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied or waived in accordance with the terms hereof.

Section 2.4 Closing Deliveries.

(a) Deliveries of the Partnership, the GP and the Sellers. Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, the Partnership, the GP, Mr. Steven Zissis and the Sellers shall deliver or cause to be delivered the following:

(i) Reclassification Amendment. Each of Sellers, the Partnership and the GP shall deliver to Buyers a copy of the Reclassification Amendment, in each case executed by it.

(ii) Amended Partnership Agreement and ***. Summit, the Partnership and the GP shall deliver to Buyers the Amended Partnership Agreement, and Summit and the Partnership shall deliver to Buyers the ***, in each case executed by it.

(iii) Non-Competition Agreement. Mr. Steven Zissis and the Partnership shall deliver to Buyers the Non-Competition Agreement, in each case executed by him or it.

(iv) Amended Fly Management Agreement. The Partnership and Fly shall deliver to Buyers a copy of the Amended Fly Management Agreement, executed by Fly Parent and Fly Management.

(v) Assignment and Assumption Agreement. Each of Sellers shall deliver to Buyers the Assignment and Assumption Agreement, in each case executed by it.

(vi) Closing Certificates. Summit shall deliver to Buyers a certificate, dated as of the date of such delivery, confirming that each of the conditions specified in Sections 7.3(a), 7.3(c) (in respect of Summit, the Partnership and the GP) and 7.3(d) is satisfied in all respects. Fly shall deliver to Buyers a certificate, dated as of the date of such delivery, confirming that each of the conditions specified in Sections 7.3(b) and 7.3(c) (in respect of Fly) is satisfied in all respects.

(vii) Certificate of Secretary. The GP shall deliver to Buyers a certificate, dated the date of such delivery, signed by the Secretary or any Assistant Secretary of the GP, attesting to the completion of all necessary action by the GP and the Partnership to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions, and including copies of the Organizational Documents of the GP and the Partnership and resolutions authorizing this Agreement and the Ancillary Agreements.

(viii) Formation and Good Standing Certificates. The GP shall deliver to Buyers (A) a copy of the Certificate of Registration of Exempted Limited Partnership, as amended through the date of such delivery, of the Partnership, (B) a copy of the Certificate of Existence of the Partnership, certified as of or within five (5) Business Days prior to the date of such delivery by the Registrar of Limited Partnerships of the Cayman Islands, (C) a copy of the Certificate of Incorporation and Memorandum and Articles of Association, in each case as amended through the Closing Date, of the GP, and (D) a copy of the Certificate of Existence of the GP, certified as of or within five (5) Business Days prior to the date of such delivery by the Registrar of Companies of the Cayman Islands.

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(ix) FIRPTA Certificates. Each Seller shall deliver to Buyers the certificates described in Section 6.7(e).

(b) Buyers’ Deliveries. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyers shall deliver or cause to be delivered the following:

(i) Amended Partnership Agreement and ***. Each Buyer shall deliver to Summit, the Partnership and the GP the Amended Partnership Agreement and the ***, executed by such Buyer.

(ii) Assignment and Assumption Agreement. Each Buyer shall deliver to Sellers the Assignment and Assumption Agreement, in each case executed by such Buyer.

(iii) Non-Competition Agreement. Each Buyer shall deliver to Mr. Zissis and the Partnership the Non-Competition Agreement, in each case executed by such Buyer.

(iv) Closing Certificate. Each Buyer shall deliver to each Seller a certificate, dated the date of such delivery, signed by its Chief Executive Officer or Chief Financial Officer, confirming that each of the conditions specified in Sections 7.2(a) and 7.2(b) with respect to such Buyer are satisfied in all respects.

Section 2.5 Purchase Price Adjustment.

(a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Summit shall cause to be prepared and delivered to Buyers a consolidated balance sheet of the Partnership and its Subsidiaries (the “Closing Balance Sheet”), which shall include a calculation of the Closing R/CL, the Closing Cash and the Closing Indebtedness. The Closing Balance Sheet shall apportion each of the Closing R/CL, Closing Cash and Closing Indebtedness between the U.S. Business and the Non-U.S. Business in accordance with the underlying items that are attributable primarily to the U.S. Business and the Non-U.S. Business. To the extent any underlying item is not attributable to the U.S. Business or the Non-U.S. Business, such item shall be apportioned between the U.S. Business and the Non-U.S. Business in the manner set forth on the Allocation Statement. The Closing Balance Sheet and such calculations of Closing R/CL, Closing Cash and Closing Indebtedness will be prepared in a manner consistent with the application of GAAP in the preparation of the Financial Statements.

(b) Upon delivery of the Closing Balance Sheet and upon request of Buyers, the GP shall (without limitation of any additional rights of inspection or similar rights provided to Buyers under the Amended Partnership Agreement), cause the Partnership to provide Buyers and their advisors with reasonable access to the employees, books and records

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of the Partnership and their Subsidiaries to the extent reasonably related to Buyers’ evaluation of the Closing Balance Sheet and the calculation of the Closing R/CL, Closing Cash and Closing Indebtedness. Buyers shall provide Summit with a written notice of any disagreement with the Closing Balance Sheet, the Closing R/CL, Closing Cash or Closing Indebtedness within twenty (20) calendar days after its receipt of the Closing Balance Sheet. If no notice of disagreement is provided by Buyers on or prior to the close of business on the last day of such twenty (20) calendar day period, the Closing Balance Sheet and calculation of Closing R/CL, Closing Cash and Closing Indebtedness shall be deemed accepted by Buyers and shall be final, conclusive and binding on the parties. If any such notice of disagreement is timely provided, Buyers and the Summit shall use their commercially reasonable efforts for a period of fifteen (15) calendar days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the calculation of the Closing R/CL, Closing Cash or Closing Indebtedness. If, at the end of such period, they are unable to resolve such disagreements, then the Independent Accounting Firm shall resolve any remaining disagreements. Buyers and Summit shall use their commercially reasonable efforts to cause the Independent Accounting Firm to review those items remaining in dispute as promptly as practicable, but in any event within twenty (20) calendar days of the date on which such dispute is referred to the Independent Accounting Firm. The Independent Accounting Firm will review only those items and amounts specifically set forth and objected to in the dispute notice. The scope of the disputes to be arbitrated by the Independent Accounting Firm is limited to (i) whether the calculations of Closing R/CL, Closing Cash and Closing Indebtedness were done in a manner consistent with GAAP (applied on a basis consistent with the preparation of the Financial Statements) and this Agreement, and (ii) whether there were mathematical errors in determining the Closing R/CL, Closing Cash or Closing Indebtedness; and the Independent Accounting Firm is not to make any other determination. The Independent Accounting Firm shall be instructed that (x) with respect to each disputed item, the Independent Accounting Firm’s determination shall be within the range established by (1) the Closing Balance Sheet or calculation of Closing R/CL, Closing Cash or Closing Indebtedness, as applicable, prepared by Summit and (2) Buyers’ notice of disagreement, and (y) it shall make its calculations in a manner consistent with the application of GAAP applied on a basis consistent with the preparation of the Financial Statements. The fees, costs and expenses of the Independent Accounting Firm shall be allocated between Buyers and Summit so that the amount of fees, costs and expenses paid by Buyers (with the remainder of such amount being paid by Summit) shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees, costs and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Buyers (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute. The determination of the Independent Accounting Firm shall be set forth in a written statement delivered to Buyers and Summit and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The date on which the Closing R/CL, Closing Cash and Closing Indebtedness are all finally determined in accordance with this Section 2.5 is hereinafter referred to as the “Determination Date.”

(c) The “Adjustment Amount” means an amount equal to (x) Closing R/CL (which may be a positive or negative number) plus (y) Closing Cash minus (z) Closing Indebtedness (in each case as such amounts are finally agreed upon or determined pursuant to this Section 2.5). If the Adjustment Amount is a positive number, then following the Determination Date: (i) the GP shall have the right, subject to applicable Law, to cause the Partnership to make distributions of Cash to Summit in an aggregate amount up to the Adjustment Amount, as reduced by the aggregate amount of any compensation payable to employees of the Group Entities from any profit participation pool in respect of income earned by the Group Entities during 2012 (which amount the GP shall cause the Partnership to distribute to such employees as provided by such profit participation pool); and (ii) promptly, and in any event within five (5) Business Days, following the distributions contemplated by the immediately preceding clause (i), Buyers shall pay to Summit, by wire transfer of immediately available funds to an account or accounts designated in writing by Summit, an amount equal to the product of (A) 0.5 and (B) the excess of (I) the Adjustment Amount over (II) the aggregate amount of the distributions made pursuant to clause (i). If the Adjustment Amount is a negative number, then promptly, and in any event within five (5) Business Days, following the Determination Date, Summit shall pay to Buyers, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyers, an amount equal to the Adjustment Amount. For tax and accounting purposes, (x) any distribution to Summit under clause (i) above, shall be treated as having been made by the Partnership immediately before the closing; and (y) any payment by Buyers under clause (ii) above, or by Summit under the immediately preceding sentence, shall be treated as an adjustment to the Closing Date Purchase Price. Any adjustment to the Closing Date Purchase Price under the immediately preceding sentence shall be apportioned between the Purchased Interests that are Class A Interests and the Purchased Interests that are Class B Interests, and shall be paid by or to each Buyer in accordance with the amount apportioned to the Purchased Interests held by such Buyer, based on the items attributable primarily to the U.S. Business and the Non-U.S. Business, provided that any items that cannot be primarily attributed to the U.S. Business or the Non-U.S. Business shall be apportioned between the U.S. Business and the Non-U.S. Business in the manner set forth on the Allocation Statement.

(d) In the event that, at any time following December 31, 2012 and prior to January 1, 2014, BBAM Japan makes a distribution to the Partnership of Closing Cash of BBAM Japan (a “Japanese Cash Distribution”), and any Taxes imposed on such distribution are less than an amount equal to 20.0% of the amount of such Japanese Cash Distribution, then Buyers shall pay to Summit an amount in cash equal to (i) 0.5 multiplied by (ii) an amount equal to (A) 20.0% of the amount of such Japanese Cash Distribution less (B) any Taxes imposed in respect of such distribution (provided that, in no event shall Buyers be obligated to make a payment to Summit under this Section 2.5(d) in excess of an amount equal to 10.0% of the amount of such Japanese Cash Distribution). Buyers shall make such payment no later than 30 days following the determination of the amount owed by Buyers to Summit under this Section 2.5(d).

Section 2.6 No Setoff; No Withholding. Buyers shall have no right of setoff or counterclaim with respect to any claim, debt or obligation, against amounts payable to the Sellers pursuant to this Agreement or the Ancillary Agreements. If Summit and Fly deliver the certificates described in Section 6.7(e) to each Buyer, then any and all payments to Sellers pursuant to this Article II shall be made free and clear of any deduction or withholding, or offset therefrom.

Section 2.7 Purchase Price Allocation. Prior to the Closing Date, Buyers and Sellers shall agree to a schedule, in a form satisfactory to Buyers and Sellers, setting forth the allocation of the consideration for the Purchased Interests among the Purchased Interests, as required by the Code (the “Allocation Statement”). Except as otherwise required pursuant to a determination by a Taxing Authority, Buyers, Sellers, and the GP shall, and Summit and the GP shall cause each Group Entity to, file all Tax Returns in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE GP AND THE PARTNERSHIP

Except as set forth in the Partnership Disclosure Schedule (it being agreed that any matter disclosed in the Partnership Disclosure Schedule with respect to any section of this Article III shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article III to the extent the applicability of such matter so referenced is reasonably apparent), the GP and the Partnership each hereby represents and warrants to Buyers, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization, Etc. The GP and each Group Entity is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. The GP and each Group Entity has the corporate or other organizational power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. The GP and each Group Entity is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified would not have a Partnership Material Adverse Effect. The GP and the Partnership have made available to Buyers copies that are true and correct in all material respects of all of the Organizational Documents of the GP and each Group Entity (including the Partnership Agreement), all as in effect as of the date of this Agreement. Each such Organizational Document is in full force and effect and there has been no violation thereof.

Section 3.2 Capital Structure.

(a) Schedule 3.2(a) of the Partnership Disclosure Schedule sets forth a list that is a true and correct list of the Group Entities, listing for each Group Entity its name, type of Entity, and jurisdiction of organization.

(b) Schedule 3.2(b)(i) of the Partnership Disclosure Schedule sets forth the issued and outstanding ownership interests of the Partnership. All such ownership interests have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.2(b)(ii) of the Partnership Disclosure Schedule, all issued and outstanding ownership interests of the Subsidiaries of the Partnership are owned by the Partnership, directly or indirectly, free and clear of any and all Encumbrances other than Permitted Tax Encumbrances. The Purchased Interests will represent, immediately prior to the Closing, 50.0% of the economic interests in the Partnership.

(c) Except as set forth in the Plans, as contemplated by the Partnership Agreement and the Reclassification Amendment, or as set forth on Schedule 3.2(c) of the Partnership Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag-along” or “drag-along” rights, stock appreciation, phantom equity, profits interests or similar rights commitments, agreements, or undertakings (“Equity Rights”) (i) obligating any Group Entity, the GP or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any ownership interests of any Group Entity (the “Group Interests”) or any securities or obligations convertible or exchangeable into or exercisable for, any Group Interests, (ii) giving any Person a right to subscribe for or acquire any Group Interests or (iii) obligating any Group Entity, the GP or any of their respective Affiliates to issue, grant, adopt or enter into any Equity Right. There is no outstanding Indebtedness that entitles the holder thereof the right to vote on matters on which holders of Group Interests may vote or that is convertible into or exercisable for Group Interests. No Person other than the owners of the Group Interests has an ownership interest or the right to participate in the revenues or profits of the Group Entities, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).

Section 3.3 Authority; Validity of Agreements. Each of the Partnership and the GP has the requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or is specified to be a party, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. The execution, delivery and performance by each of the Partnership and the GP of this Agreement and each of the Ancillary Agreements to which it is or is specified to be a party, and the consummation by each of the Partnership and the GP of the Transactions, have been duly and validly authorized and approved by all necessary organizational action of each of them, including any necessary approval or consent of its partners or other equity owners. This Agreement has been duly and validly executed and delivered by each of the Partnership and the GP and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a valid and binding obligation of each of the Partnership and the GP enforceable against them in accordance with its terms, except as limited by the Bankruptcy and Equity Exception. Each Ancillary Agreement executed and delivered by the Partnership or the GP has been, or will be, duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by the other parties thereto) such Ancillary Agreement constitutes, or upon execution will constitute, a valid and binding obligation of the Partnership or GP, as applicable, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

Section 3.4 No Violations. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Partnership or the GP, nor the consummation by the Partnership or the GP of the Transactions, or compliance by the Partnership or the GP with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of the GP or any Group Entity, (ii) violate any applicable Law or any other Permit, (iii) require any Consent to be made or obtained by the GP or any Group Entity, (iv) result in a violation or breach by the Partnership or the GP of, conflict with, result in a termination of, contravene or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Material Contract to which a Group Entity is a party, or by which a Group Entity or any of its properties or assets may be bound, or (v) result in the creation of any Encumbrance upon a Group Entity’s properties or assets, in each case of clauses (ii) through (v), with such exceptions as would not have, a Partnership Material Adverse Effect. There is no Proceeding pending or, to the knowledge of the Partnership, threatened in writing, against the GP or any of the Group Entities that would reasonably be expected to prevent or materially impair or delay the ability of the Partnership or the GP to perform its obligations hereunder or under any Ancillary Agreement on a timely basis.

Section 3.5 Financial Statements and Records. Schedule 3.5 of the Partnership Disclosure Schedule sets forth copies that are true and correct in all material respects of the Financial Statements. The balance sheets included in the Financial Statements present fairly in all material respects the financial position of the Group Entities as a whole, as of the date thereof, subject, in the case of the Unaudited Financial Statements, to the absence of notes and recurring year-end audit adjustments. The statements of income, statements of cash flows and statements of partners’ equity included in the Financial Statements present fairly in all material respects the results of the operations, cash flows and partners’ equity of the Partnership and its Subsidiaries as a whole, for the periods therein set forth, subject, in the case of the Unaudited Financial Statements, to the absence of notes and recurring year-end audit adjustments. The Financial Statements have been prepared and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein and, in the case of the Unaudited Financial Statements, for the absence of notes and recurring year-end audit adjustments). The Group Entities maintain internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that fairly reflect the transactions and dispositions of the assets of the Group Entities and (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

Section 3.6 Absence of Undisclosed Liabilities. No Group Entity is subject to any claims, liabilities or obligations of any kind, except (a) as and to the extent specifically disclosed or reserved against in the Most Recent Balance Sheet, (b) claims, liabilities and obligations not required under GAAP to be shown on the Most Recent Balance Sheet for reasons other than the contingent nature thereof, (c) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet and (d) claims, liabilities or obligations that would not, and would not reasonably be expected to, be material to the Group Entities, taken as a whole. The Group Entities are not party to or otherwise subject to any off-balance sheet arrangements, financings or liabilities.

Section 3.7 Absence of Certain Changes. From the date of the Most Recent Balance Sheet through the date hereof, other than as contemplated by this Agreement, (a) each Group Entity has conducted its business in the ordinary course consistent with past practices of such Group Entity and (b) there has not occurred any change, effect, event, occurrence, or development that had a Partnership Material Adverse Effect. From the date of the Most Recent Balance Sheet through the date hereof, other than as contemplated by this Agreement or in connection with the Transactions:

(a) no Group Entity has amended or restated any of its Organizational Documents;

(b) no Group Entity has declared, made or paid any distribution or dividend (in cash or in kind) in respect of any Group Interests, other than dividends or distributions (i) solely from a Subsidiary of the Partnership to the Partnership or another Subsidiary of the Partnership or (ii) in compliance with the Partnership’s distribution policy;

(c) no Group Entity has made any order, presented any petition or passed any resolution for winding up its business and operations, convened any meeting for the purpose of winding up its business and operations, or taken steps for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of its assets;

(d) no Group Entity has issued, transferred or sold, or purchased or redeemed or otherwise acquired, any Group Interests or other equity interests of any of them;

(e) no Group Entity has split, combined, or reclassified any of its Group Interests;

(f) no Group Entity has incurred or suffered to exist any Indebtedness (other than Permitted Affiliate Guarantees) in excess of $50,000;

(g) no Group Entity has acquired any business or Person (by merger or consolidation, purchase of substantial assets or substantial equity interests or otherwise);

(h) no Group Entity has entered into, amended, terminated, or waived any material rights under, any Material Contract;

(i) no Group Entity has initiated, discharged, compromised or settled any litigation, action, claim, proceeding, liability or other obligation in excess of $50,000 in the aggregate, except in the ordinary course of business;

(j) no Group Entity has sold, transferred, assigned, conveyed or otherwise subjected to any Encumbrance (other than Permitted Encumbrances) any of its material properties or assets, tangible or intangible, except in the ordinary course of business;

(k) no Group Entity has changed any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than (x) changes required by GAAP to be implemented during such period and (y) changes disclosed in the Financial Statements;

(l) no Group Entity has (x) engaged in any efforts or activity to accelerate the collection of accounts receivable or delay the payment of accounts payable, except in the ordinary course of business consistent with past practice, or (y) otherwise taken any material action or refrained from taking any material action with the intent of shifting the collection of payments from revenue sources that, in the ordinary course of business consistent with past practice, would be made following the Closing such that such collections are made prior to the Closing;

(m) no Group Entity has made or incurred any capital expenditure or other financial commitment requiring payments in excess of $500,000 in the aggregate;

(n) no Group Entity has made, changed or revoked any material Tax election or failed to timely pay when due, settled, and/or compromised any material Tax liability; failed to file any material Tax Return when due; changed any material method of Tax accounting; filed or amended any material Tax Return other than in the ordinary course of business; become party to, bound by, or subject to any obligation under a Tax Sharing Agreement; or consented to any extension or waiver of the statute of limitations period, or entered into any closing or similar agreement with respect to income or other Taxes; and

(o) no Group Entity has (1) terminated the employment of any employee at or above the level of vice president, (2) with respect to any employee, other than in the ordinary course of business consistent with past practice, made or agreed to make any material increase in wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to such employee, (3) other than in the ordinary course of business consistent with past practice, granted or agreed to grant any severance, retention or termination pay or entered into any Contract to make or grant any severance, retention or termination pay or pay any bonus, (4) other than in the ordinary course of business consistent with past practice, granted or agreed to grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan or (5) accelerated the time of vesting or payment under any Plan.

Section 3.8 Assets. Either the Partnership or one of its Subsidiaries owns and has good title to, or in the case of leased property has valid leasehold interests in, or otherwise has legally enforceable rights to use, all of the material tangible properties and assets necessary for the conduct of the Business as conducted on the date hereof, in each case free and clear of any Encumbrance other than Permitted Encumbrances (including any Permitted Tax Encumbrances).

Section 3.9 Real Property.

(a) No Group Entity owns any real property.

(b) Schedule 3.9 of the Partnership Disclosure Schedule lists all real estate leased by each Group Entity from any other Person (collectively the “Leased Real Properties”). The Partnership has made available to Buyers a true, complete and correct copy of each lease document with respect to the Leased Real Properties (the “Leases”). No Group Entity has leased or subleased any of its respective rights with respect to any of the Leased Real Properties to any other Person and each Group Entity has the right to use its Leased Real Properties pursuant to the terms of the applicable real property lease listed on Schedule 3.9 of the Partnership Disclosure Schedule. Except for Permitted Encumbrances, (i) each Group Entity holds a valid leasehold interest in its Leased Real Property subject only to performance of the terms of the lease to be performed by the applicable Group Entity, (ii) each lease with respect to the Leased Real Property is in full force and effect, enforceable in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception, and (iii) no Group Entity is in receipt of any written claim of any default under any such leases by any of the Group Entities nor, to the knowledge of the Partnership, is any other Person in default of any of the leases in respect of the Leased Real Property. To the knowledge of the Partnership, there are no pending or threatened condemnation, eminent domain or similar proceedings affecting any of the Leased Real Properties.

(c) No Group Entity leases any tangible personal property with respect to which annual lease payments exceed $50,000.

Section 3.10 Material Contracts.

(a) Schedule 3.10(a) of the Partnership Disclosure Schedule contains a true and correct list of all Material Contracts as of the date hereof. To the knowledge of the Partnership, except as set forth on Schedule 3.10(a) of the Partnership Disclosure Schedule, there are no other agreements, contracts, or other legally binding arrangements, understandings, obligations or commitments to which the Partnership or any of its Subsidiaries is bound or to which its assets or properties are subject that would be Material Contracts under the terms of this Agreement were the words “, in each case in writing” removed from the definition of “Contract” in Section 1.1 hereof.

(b) Each Material Contract disclosed or required to be disclosed on Schedule 3.10(a) of the Partnership Disclosure Schedule is valid and binding on the Partnership or a Subsidiary thereof, as applicable, and in full force and effect, and is enforceable against the Partnership or a Subsidiary thereof, as applicable, and to the knowledge of the Partnership, each other party thereto, in accordance with its terms except for expiration of a Material Contract after the date hereof in accordance with its terms as in effect on the date hereof, and except as may be limited by the Bankruptcy and Equity Exception. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of the Partnership or a Subsidiary thereof, as applicable, or, to the knowledge of the Partnership, any other party thereto, under any Material Contract.

(c) Schedule 3.10(c) of the Partnership Disclosure Schedule contains a true and correct list of all COC Contracts.

(d) To the knowledge of the Partnership, there are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of any party to a COC Contract under any such Contract.

Section 3.11 Legal Proceedings. Since March 4, 2010 there has not been any, and there currently are not any pending or, to the knowledge of the Partnership, threatened, Proceedings against any Group Entity which are material to the Group Entities, taken as a whole.

Section 3.12 Affiliate Transactions.

(a) Except as set forth on Schedule 3.12 to the Partnership Disclosure Schedule, there is not any Contract or other arrangement that involves (i) any interest in any Contract, tangible asset or Intellectual Property that is used by the Group Entities in the conduct of the Business, or is necessary for or incidental to the conduct of the Business, or (ii) any Indebtedness to or from any of the Group Entities, in each case of clauses (i) and (ii), between any Group Entity, on the one hand, and any Related Party of a Group Entity and/or any Affiliate or equityholder of Summit, on the other hand (excluding, for the avoidance of doubt, such Contracts and arrangements solely among the Partnership and its Subsidiaries), other than this Agreement, the Ancillary Agreements, agreements related to employment with the Group Entities, and agreements relating to compensation, benefits, repayment of travel, entertainment and other advances (such Contracts and arrangements required to be set forth on Schedule 3.12 to the Partnership Disclosure Schedule, the “Affiliate Transactions”). Ownership of less than 5% of a class of securities of a Person that is publicly traded shall not be deemed to be an interest for purposes of this Section 3.12.

(b) There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of any party thereto, under any Affiliate Transaction. Except as set forth on Schedule 3.12 of the Partnership Disclosure Schedule, there are no fees, expenses or other payments that have been accrued under or pursuant to the Affiliate Transactions that are not paid, either to the Partnership and/or its Subsidiaries, on the one hand, or to any Related Party, on the other hand.

(c) Schedule 3.12 of the Partnership Disclosure Schedule includes a complete and correct list of all Affiliate Guarantees outstanding as of the date hereof. As of the date hereof, no amounts have been drawn under such guarantees and none of the Partnership or any of its Subsidiaries (nor Summit) has received written notice of any fact, circumstance, occurrence or other event that would cause, or would be reasonably likely to cause, such guarantees to be drawn upon.

Section 3.13 Compliance with Law; Government Regulation.

(a) Except as has not been, and would not reasonably be expected to be, material to the Group Entities, taken as a whole, (i) each Group Entity has complied in all respects since March 4, 2010 and is currently in compliance in all respects with all applicable Laws, and (ii) no Group Entity has received since March 4, 2010 any written notice from a Governmental Authority asserting any violation by a Group Entity of any applicable Law.

(b) Each Group Entity holds, and is in compliance with all requirements under, all material licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations from any Governmental Authority that are required in order to permit such Group Entity to own or lease its properties and assets and to conduct the Business under and pursuant to all applicable Laws (collectively, “Permits”). All Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto and, to the knowledge of the Partnership, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

(c) Since March 4, 2010, no Group Entity and, to the knowledge of the Partnership, no employee, officer, director, partner or member of any Group Entity, has taken any action that is a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable bribery or corruption Law. None of the Group Entities, and to the knowledge of the Partnership, no employee, officer, director, partner or member of any Group Entity, has, since March 4, 2010, (i) made, offered to make or promised to make any payments of money or other thing of value to any governmental or political official or any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest, (ii) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (iii) been party to the making of any false or fictitious entries in the books or records of any Group Entity.

(d) None of the Group Entities or any officers, managers, directors, employees, or, to the knowledge of the Partnership, equityholders, agents or representatives acting on behalf of the Group Entities, is any of the following: (i) a Person that is prohibited pursuant to any U.S. Economic Sanctions, including a Person named on the list of Specially Designated Nationals and Blocked Persons of the U.S. Treasury Department, Office of Foreign Assets Control (“OFAC”); (ii) a Person that is owned or controlled by, or that owns or controls, directly or indirectly, any Person described in (i) above; or (iii) a Person with which any other Person is directly or indirectly prohibited from dealing or otherwise engaging in any transaction by U.S. Economic Sanctions (each a “Blocked Person”).

(e) Without limiting the generality of the representations and warranties made in Section 3.13(d), since March 4, 2010, none of the Group Entities or any officers, managers, directors, employees, or, to the knowledge of the Partnership, equityholders, agents or representatives acting on behalf of the Group Entities, has violated, or is in violation of, U.S. Economic Sanctions, or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any U.S. Economic Sanctions. For the purposes of this Agreement, the term “U.S. Economic Sanctions” means Laws administered by OFAC.

(f) In the conduct of the Business, as well as any transaction undertaken in connection with this Agreement, none of the Group Entities or any officers, managers, directors, employees, or, to the knowledge of the Partnership, equityholders, agents or representatives acting on behalf of the Group Entities, directly or indirectly: (i) conducts any business or engages in making or receiving any contribution of funds, goods, or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or prohibited pursuant to U.S. Economic Sanctions.

Section 3.14 Sources of Revenue. Schedule 3.14 of the Partnership Disclosure Schedule sets forth true and correct lists of (a) the top four (4) contractual counterparties of the Group Entities that are sources of revenue for the Group Entities, taken together, by aggregate dollar volume of revenues originating from such Persons for the nine months ended September 30, 2012 (the “Top Revenue Sources”). Except as set forth on Schedule 3.14 of the Partnership Disclosure Schedule, none of the Group Entities has received any written or, to the knowledge of the Partnership, oral, notice from any Top Revenue Source to the effect that such Person is terminating or not renewing its business relationship with any Group Entity, or plans on materially reducing the services it receives from any Group Entity.

Section 3.15 Accounts Receivable. Except for amounts reserved in the Most Recent Balance Sheet or for amounts that will be reserved in the Closing Balance Sheet, (i) all of the accounts receivable of the Group Entities constitute valid claims arising from bona fide transactions in the ordinary course of business and (ii) there are no known or asserted material defenses, claims, returns, allowances, credits, refusals to pay or other rights of set-off against any such accounts receivable in excess of the reserves recorded, in each case as calculated and/or determined in accordance with GAAP.

Section 3.16 Taxes.

(a) Each of the Group Entities has (i) duly and timely filed with the appropriate Taxing Authority all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all material Taxes required to be paid by it or claimed to be due by any Taxing Authority, other than Taxes that are being disputed in good faith by appropriate proceedings and for which adequate reserves have been established on the relevant Group Entity’s balance sheet.

(b) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon the assets or properties of any Group Entity. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Group Entity. No Group Entity has requested an extension of time within which to file any income Tax Return or any other material Tax Return in respect of any taxable period for which such Tax Return has not since been filed where the relevant extension period has passed.

(c) No jurisdiction in which any Group Entity does not file a Tax Return has made a claim that any Group Entity is required to file a Tax Return for such jurisdiction. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, or administrative proceedings, that have formally commenced, are presently pending or have been threatened with regard to any Taxes or Tax Returns of or including any Group Entity. No Group Entity has received a ruling, technical advice memorandum or similar document from any Taxing Authority, or has signed an agreement with any Taxing Authority.

(d) No Group Entity is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement or has or could have any material liability or obligation to any Person as a result of, or pursuant to, any Tax Sharing Agreement that will be binding on any Group Entity.

(e) All Group Entities have provided to Buyers copies that are true and correct in all material respects of (i) the material Tax Returns of each Group Entity (including any amendments thereto) filed on or prior to the date hereof for each taxable year beginning on or after January 1, 2009 and (ii) all examination reports and statements of deficiencies, if any, received by any of the Group Entities since December 31, 2008 relating to the audit of such material Tax Returns by any Governmental Authority.

(f) Each Group Entity has complied in all material respects with (i) applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authority all amounts required to be withheld and paid over (or such amounts have been withheld and paid over on its behalf) under all applicable Laws and (ii) all Tax information reporting, collection and retention provisions of applicable Laws.

(g) No Group Entity has been engaged in any transaction that gives rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or any substantially similar obligations under any applicable Law.

(h) Each Group Entity is and has been treated at all times since its formation as a partnership or as a disregarded entity for U.S. federal, state and local income tax purposes and as a partnership or disregarded entity for all non-U.S. income tax purposes. None of the Group Entities is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.

(i) No Group Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Laws), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) election made pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state or local Laws).

(j) No Group Entity has any Section 197 intangible within the meaning of Section 197 of the Code that would be subject to the anti-churning rules of Section 197(h)(9) of the Code.

Section 3.17 Benefit Plans; Employees.

(a) Schedule 3.17(a) of the Partnership Disclosure Schedule contains a true and complete list of each material “employee benefit plan” within the meaning of Section 3(3) of ERISA and each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement (including employment agreements between any Group Entity and any of the top 25 employees and officers of the Group Entities, based on aggregate compensation for the year ended December 31, 2011), and each other material employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Group Entities for the benefit of any current or former employee, officer or director of the Group Entities and with respect to which the Group Entities have or could have any liability (the “Plans”).

(b) With respect to each Plan, the Partnership has made available to Buyers true and complete copies of, to the extent applicable: (i) each Plan document (or, if not written, a written summary of its material terms) and any proposed amendments, (ii) all summary plan descriptions, (iii) the most recent annual report (Form 5500 series or equivalent if required under applicable law), including all exhibits and attachments thereto, (iv) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter and (v) any material correspondence with, and all non-routine filings made with any Governmental Authority.

(c) No Group Entities or any trade or business, whether or not incorporated, that together with any of the other Group Entities would be deemed a “controlled group of corporations,” as defined in Section 414(b) of the Code or a group of entities under “common control,” as defined in Section 414(c) of the Code (an “ERISA Affiliate”), (i) has maintained, established, sponsored, participated in or contributed to any Plan that is (A) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (B) a “multiemployer plan” as defined in Section 3(37) of ERISA or (ii) has incurred any liability or had a lien imposed under Title IV of ERISA or Section 412 of the Code, in each case which has or could reasonably be expected to have a Partnership Material Adverse Effect.

(d) Each Plan has been operated, maintained and administered in compliance with its terms and in all material respects with the requirements of all applicable Laws, including ERISA and the Code.

(e) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, has received a favorable determination or opinion letter from the IRS as to its qualification, and there are no circumstances that would reasonably be expected to result in the loss of such qualification under Section 401(a) of the Code.

(f) No Plan provides death or medical benefits (whether or not insured), with respect to any current or former employee, officer or director of the Partnership or any ERISA Affiliate, or any spouse or dependant of such person, after retirement or any other termination of service (other than coverage mandated by applicable Laws).

(g) Except as disclosed in Schedule 3.17(g) of the Partnership Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) result in any payment becoming due to any current or former employee, officer or director of any Group Entity, (ii) increase any benefits under any Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Plan, or (iv) result in any payment or benefit that will or may be made by any Group Entity that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(h) There are no pending or, to the knowledge of the Partnership, threatened or anticipated actions, suits or claims by or on behalf of or with respect to any Plan, by any employee, officer or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(i) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

(j) No Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, nor, to the knowledge of the Partnership, is any such audit or investigation pending or threatened.

(k) Except as disclosed on Schedule 3.17(k) of the Partnership Disclosure Schedule, to the knowledge of the Partnership, no Group Entity has retained the services of an individual through an “independent contractor” (or similar) arrangement.

Section 3.18 Labor Matters.

(a) No Group Entity is currently a party to any collective bargaining agreement or similar labor agreement with a labor union or other employee representative.

(b) No labor strike or organized work stoppage against any Group Entity has occurred during the past two years, is currently occurring, or, to the knowledge of the Partnership, is threatened.

(c) To the knowledge of the Partnership, (i) there are no disputes pending or threatened between any Group Entity and any of its employees, officers, directors, consultants or independent contractors, except for such disputes that would not reasonably be expected to, have a Partnership Material Adverse Effect, and (ii) there are no current union organization activities or representation questions involving employees of any Group Entity.

(d) The Group Entities are in compliance in all material respects with all applicable Laws relating to employment and labor, including but not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation and the collection and payment of withholding or social security taxes.

Section 3.19 Intellectual Property and Information Technology. Except as would not reasonably be expected to be material to the Group Entities, taken as a whole:

(a) at least one of the Group Entities is the sole and exclusive owner of each item of Intellectual Property owned by the Group Entities free and clear of any Encumbrance other than Permitted Encumbrances;

(b) there are no written claims or demands of any other Person that are pending or, to the knowledge of the Partnership, threatened against any Group Entity, which challenge the rights of any of the Group Entities in respect of the Intellectual Property used or held for use in connection with the Business;

(c) to the knowledge of the Partnership, the conduct of the Business does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights; and

(d) to the knowledge of the Partnership, all Business IT is owned by or licensed to one of the Group Entities and the Business IT constitutes Information Technology sufficient to conduct the Business.

Section 3.20 Insurance. The GP and the Partnership have made available to Buyers a list of, and true and complete copies of, all material insurance policies in effect as of the date hereof relating to the assets, business, operations, employees, officers or directors of the Group Entities. Except as would not reasonably be expected to be material to the Group Entities, taken as a whole, all insurance policies maintained by the Group Entities are in full force and effect, all premiums due and payable thereunder have been paid, no written notice of cancellation or termination has been received since March 4, 2010 with respect to any such policy, and, to the knowledge of the Partnership, there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any insurance policy.

Section 3.21 Brokers and Finders; Transaction Expenses. No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of any Group Entity or its Affiliates is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Group Entities in connection with the Transactions. The Group Entities shall have not incurred any out-of-pocket fees or expenses in connection the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transaction that shall remain outstanding as of the Closing.

Section 3.22 Indebtedness. None of the Group Entities has any Indebtedness (other than Permitted Affiliate Guarantees) in excess of $50,000.

Section 3.23 Assets Under Management; Etc.

(a) Schedule 3.23(a) of the Partnership Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the aircraft managed by the Partnership or any of its Subsidiaries.

(b) The fee schedule set forth on Schedule 3.23(b) of the Partnership Disclosure Schedule (the “Fee Schedule”) is true and correct.

Section 3.24 No Additional Representations. The GP and the Partnership acknowledge that none of Buyers or their Affiliates, nor any of their respective officers, directors, stockholders, members, partners or agents, has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Buyers furnished or made available to the Group Entities or any of its representatives, in each case except as expressly set forth in Article V.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Partnership Disclosure Schedule (it being agreed that any matter disclosed in the Partnership Disclosure Schedule with respect to any section of this Article IV shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article IV to the extent the applicability of such matter so referenced is reasonably apparent), each Seller, on a several and not joint basis, and only with respect to such Seller, hereby represents and warrants to Buyers, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization, Etc. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller has the organizational power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Such Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified would not have a Partnership Material Adverse Effect.

Section 4.2 Authority; Validity of Agreements; No Violations.

(a) Such Seller has the requisite organizational power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements to which it is or is specified to be a party, and to perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it is or is specified to be a party, and the consummation by such Seller of the Transactions, have been duly and validly authorized and approved by all necessary organizational action of such Seller, including any necessary approval or consent of its partners or other equity owners. This Agreement and each Ancillary Agreement to which such Seller is a party or is specified to be a party has been (or will be, as applicable) duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the other parties hereto or thereto, as applicable) this Agreement and each such Ancillary Agreement constitute, or upon execution will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception.

(b) Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by such Seller, nor the consummation by such Seller of the Transactions, or compliance by such Seller with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of such Seller; (ii) violate any Law applicable to such Seller, any Permit or any material permit, license or registration held by such Seller; (iii) require any Consent to be made or obtained by such Seller; (iv) result in a violation or breach by such Seller of, conflict with, result in a termination of, contravene or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which such Seller is a party, or by which such Seller or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance other than Permitted Encumbrances upon such Seller’s properties or assets, in each case of clauses (ii) through (v), with such exceptions as would not have a Partnership Material Adverse Effect. There is no Proceeding pending or, to the knowledge of such Seller, threatened, against such Seller that would reasonably be expected to prevent or impair or delay the ability of such Seller to perform its obligations hereunder or under any Ancillary Agreement on a timely basis.

Section 4.3 Ownership. Such Seller has good and valid title to the Interests that such Seller purports to own as of the date hereof. Such Seller will convey to Buyers at the Closing, in accordance with the Purchased Interest Schedule, good and valid title to the Purchased Interests that it owns as of immediately prior to the Closing, free and clear of any Encumbrances. Such Seller is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, with respect to the purchase, sale or voting of any equity interests of the Partnership or any securities convertible into or exchangeable or exercisable for any such equity interests.

Section 4.4 Legal Proceedings. There currently are not any pending or, to the knowledge of such Seller, threatened, Proceedings against such Seller or any officer, director, equity holder or employee thereof (based on such officer’s, director’s, equity holder’s or employee’s status as an officer, director, stockholder, or employee, as the case may be, of such Seller), except as would not have a Partnership Material Adverse Effect.

Section 4.5 Compliance with Law. Except as does not, and would not reasonably be expected to, materially impair or delay the ability of such Seller to promptly perform its obligations hereunder or under any Ancillary Agreement, such Seller is currently in compliance with all applicable Laws that are material to its business.

Section 4.6 Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such Seller or its Affiliates is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.

Section 4.7 No Additional Representations. Such Seller acknowledges that none of Buyers or their Affiliates, nor any of their respective officers, directors, stockholders, members, partners or agents, has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Buyers furnished or made available to such Seller or any of its representatives, in each case except as expressly set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

The Buyers, on a joint and several basis, hereby represent and warrant to Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1 Organization, Etc. Each Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Buyer has the organizational power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each Buyer is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified would not have a Buyer Material Adverse Effect.

Section 5.2 Authority; Validity of Agreements; No Violations.

(a) Each Buyer has the requisite organizational power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements to which it is or is specified to be a party, and to perform such Buyer’s obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Buyer of this Agreement and each of the Ancillary Agreements to which it is or is specified to be a party, and the consummation by each Buyer of the Transactions, have been duly and validly authorized and approved by all necessary organizational action of such Buyer, including any necessary approval or consent of its partners or other equity owners. This Agreement and each Ancillary Agreement to which any Buyer is a party or is specified to be a party has been (or will be, as applicable) duly and validly executed and delivered by such Buyer and (assuming due authorization, execution and delivery by the other parties hereto or thereto, as applicable) this Agreement and each such Ancillary Agreement constitute, or upon execution will constitute, a valid and legally binding obligation of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception.

(b) Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by any Buyer, nor the consummation by such Buyer of the Transactions, or compliance by such Buyer with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of such Buyer; (ii) violate any Law applicable to such Buyer or any material permit, license or registration held by such Buyer; (iii) require any Consent to be made or obtained by such Buyer; (iv) result in a violation or breach by such Buyer of, conflict with, result in a termination of, contravene or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which such Buyer is a party, or by which such Buyer or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance other than Permitted Encumbrances upon such Buyer’s properties or assets, in each case of clauses (ii) through (v), with such exceptions as would not have a Buyer Material Adverse Effect. There is no Proceeding pending or, to the knowledge of the Buyers, threatened in writing, against any Buyer that would reasonably be expected to prevent or impair or delay the ability of such Buyer to perform its obligations hereunder or under any Ancillary Agreement on a timely basis.

Section 5.3 Legal Proceedings. There currently are not any pending or, to the knowledge of the Buyers, threatened, Proceedings against any Buyer or any officer, director, equityholder or employee thereof (based on such officer’s, director’s, equityholder’s or employee’s status as an officer, director, stockholder, or employee, as the case may be, of such Buyer), except as would not have a Buyer Material Adverse Effect.

Section 5.4 Compliance with Law. Except as would not, and would not reasonably be expected to, have a Buyer Material Adverse Effect, each Buyer is currently in compliance with all applicable Laws.

Section 5.5 Purchase for Own Account. The Purchased Interests are being acquired for investment for each Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

Section 5.6 Investment Experience.

(a) Each Buyer is (A) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (B) aware that the sale of the Purchased Interests to it is being made in reliance on a private placement exemption from registration under the Securities Act and (C) acquiring the Purchased Interests for its own account.

(b) Each Buyer understands that the purchase of the Purchased Interests involves substantial risk for an indefinite period of time. Each Buyer can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Interests.

Section 5.7 Sufficient Funds. At the Closing, the Buyers will have funds available, without condition, sufficient for the satisfaction of all of the Buyers’ obligations under this Agreement and of all fees and expenses incurred in connection herewith.

Section 5.8 Brokers and Finders. No agent, broker, Person, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of any Buyer or its Affiliates is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.

Section 5.9 No Additional Representations.

(a) Each Buyer acknowledges that, in entering into this Agreement, it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Group Entities and their businesses and operations; (ii) has requested and received access to such books and records, facilities, equipment, contracts and other assets of the Group Entities which it considers material in determining whether to enter into, perform, and consummate the transactions contemplated in this Agreement and in the Ancillary Agreements; and (iii) has had opportunity to meet with the management of the Group Entities, to discuss the business and assets of the Group Entities, and to ask all questions of and receive answers from the GP and the Group Entities in determining whether to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated in this Agreement and the Ancillary Agreements.

(b) Such Buyer acknowledges that none of the GP, the Group Entities, the Sellers or their respective partners, members, or other equityholders or managers, has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Group Entities furnished or made available to such Buyer or any of its representatives, in each case except, with respect to the GP and the Partnership, for the express representations and warranties set forth in Article III (as modified by the Partnership Disclosure Schedule), with respect to Summit, for the express representations and warranties made by it in Article IV, and with respect to Fly, for the express representations and warranties made by it in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Efforts. Each Party shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions as promptly as reasonably practicable, including (a) satisfaction, unless waived by the Party to whose benefit they would otherwise accrue, of the closing conditions set forth in Article VII, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transactions or the performance of the obligations of any Party in connection therewith, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings as are required in connection with the consummation of the Transactions, and (d) the execution and delivery of such instruments and the taking of such other actions, including the furnishing to each other party hereto of assistance or information, as the other party hereto may reasonably require to make effective the Transactions as promptly as reasonably practicable. In furtherance and not in limitation of the foregoing, the Partnership and the Sellers shall submit a joint merger notification to the Mergers Division of the Competition Authority of the Republic of Ireland pursuant to the Competition Act of 2002 with respect to the transactions contemplated hereby within one Business Day of the date hereof and will supply as promptly as practicable any additional information and documentary material that may be requested by the Competition Authority and take all other actions necessary to cause the expiration or termination of the review period as soon as practicable. The Buyers shall pay the filing fee and bear any other costs and expenses associated with such review.

Section 6.2 Access and Investigation. From the date hereof until the Closing, and without limitation to any additional rights afforded to Buyers under this Agreement, the GP and the Partnership shall (a) give Buyers and their employees, officers, directors, attorneys, accountants and other advisors and representatives (collectively, “Representatives”) reasonable access, during business hours upon reasonable notice, to the offices, properties, books, and records of the GP and the Partnership, (b) furnish to Buyers and their Representatives such financial, Tax, operating data, and other information of the GP and the Partnership as the foregoing Persons may reasonably request; provided, however, that none of the GP or the Partnership shall be obligated to disclose to Buyers or their Representatives any information (i) if doing so would violate any applicable Law to which the GP or the Partnership is subject or (ii) if the GP believes in good faith based on advice of counsel that doing so would result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges). Any investigation by Buyers and their advisors shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

Section 6.3 Conduct of Business. From the date hereof until the Closing, neither the Partnership nor the GP shall, and the Partnership and the GP shall cause the other Group Entities not to, take any action, or permit any event to otherwise occur, that would require to be disclosed in Schedule 3.7 of the Partnership Disclosure Schedule had such action or event occurred prior to the date hereof and following the date of the Most Recent Balance Sheet, in each case without the prior written consent of Buyers, other than as expressly contemplated by this Agreement.

Section 6.4 Confidentiality; Announcement.

(a) Each of the Parties hereby agrees, and agrees to cause its controlled Affiliates and its and its Affiliates’ respective Representatives, to keep confidential the financial terms of this Agreement, the Confidentiality Agreement and the Ancillary Agreements; provided, however, that no party shall be liable hereunder with respect to any disclosure (i) to the extent such disclosure is required pursuant to applicable Law (provided, that the party proposing to make such disclosure in compliance with any such disclosure obligations shall use commercially reasonable efforts to preserve the confidentiality of the information disclosed, including, without limitation, by cooperating with the other parties hereto to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed), or (ii) to such party’s Subsidiaries and Affiliates and its and its Subsidiaries’ and Affiliates’ investors, prospective investors and Representatives (provided, that such parties are advised of the confidential nature of such information and solely with respect to investors or prospective investors, are subject to customary confidentiality agreements with respect to such information. Notwithstanding any of the foregoing, the Parties agree that they will not file the schedules hereto as part of any required filing of this Agreement under applicable Law.

(b) Except for any notice which is required pursuant to applicable Law (provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so), each of the Parties hereby agrees, and each of the Parties hereby agrees to cause its Affiliates and its and its Affiliates’ respective Representatives, not to issue (x) an initial press release announcing the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, or (y) any subsequent press release or any other public statement with respect to the Transactions without the other Parties’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(c) If any Party is required to include this Agreement as an exhibit to a filing under the Securities Exchange Act of 1934, as amended, it is intended only to provide information regarding its terms and not to provide any factual information about any of the other Parties or their respective Subsidiaries or Affiliates. Subject to Section 10.9, the representations, warranties, covenants and agreements contained in this Agreement are made only for the purposes of this Agreement and only for the benefit of the Parties and are subject to standards of materiality and limitations applicable to the contracting parties that may differ from those applicable to investors in the public capital markets. Such public investors should not rely on the representations, warranties, covenants and agreements herein as characterizations of the actual state of facts or condition of any party hereto at any future date.

Section 6.5 Expenses. Except as expressly set forth herein, all fees and expenses incurred by each Party in connection with the Transactions shall be paid by such party, whether or not the Transactions are consummated.

Section 6.6 Further Assurances. Each Party agrees to execute such documents and other papers and use its commercially reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Ancillary Agreements. To the extent that action or lack of action on the part of an Affiliate of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement or any Ancillary Agreement, then each such obligation shall be deemed to include an undertaking on the part of such Party (a) to cause its controlled Affiliates to take, or prevent its controlled Affiliates from taking, such necessary action and (b) to use reasonable efforts to cause its other Affiliates to take, or prevent its other Affiliates from taking, such necessary action.

Section 6.7 Tax Matters.

(a) The Parties shall give effect to the transfer of the Purchased Interests as of 11:59 PM (local time in California) on December 31, 2012.

(b) Each of the Parties agrees to treat the Transactions as a sale of the Purchased Interests to Buyers effective as of 11:59 PM (local time in California) on December 31, 2012, unless otherwise required by a final “determination” (as defined in Section 1313(a)(1) of the Code). In the event any alternative treatment is required by any such final “determination” or applicable Law, the Parties agree to modify and interpret all applicable agreements in order to provide Buyers, to the maximum extent possible, with the same economics they would have received if the Transactions had been treated as a sale of the Purchased Interests.

(c) Section 754 Election. To the extent that a valid election under Section 754 of the Code (and any corresponding provisions of state and local Law) may be made by a Group Entity but is not in effect as of the date hereof for any Group Entity, the Partnership shall make or cause such Group Entity to make such election(s) for such Group Entity, in the prescribed time and manner required for the election to be effective for the taxable year that includes the Closing Date.

(d) Liability for any Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereby, including any recording charges, shall be borne equally by (i) Buyers and (ii) Sellers. Except as otherwise required by applicable Law, the Partnership shall prepare all Tax Returns with respect to any such Transfer Taxes and the parties shall cooperate in the preparation and filing of all Tax Returns in connection therewith.

(e) No more than thirty (30) days prior to the Closing, Summit shall deliver to each Buyer the certification set forth in Exhibit H and Fly shall deliver to each Buyer the certification set forth in Exhibit I.

Section 6.8 Distributions. Notwithstanding anything in this Agreement to the contrary, the GP shall have the right to cause the Partnership to make distributions of Cash to any of the Sellers or any of their respective Affiliates at any time prior to the Closing, subject to applicable Law and the Partnership Agreement.

Section 6.9 Amended Fly Management Agreement. Prior to the Closing, the GP and the Partnership shall cause Fly Manager, and Fly shall cause Fly Parent to, enter into the Amended Fly Management Agreement.

Section 6.10 Release.

(a) Effective upon the Closing, each Seller hereby irrevocably and unconditionally releases and forever discharges the Partnership and its Subsidiaries from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date (“Released Claims”), including, without limitation, any Released Claims relating to or arising out of such Seller’s ownership of direct or indirect equity interests in the Partnership or its Subsidiaries; provided, that (i) nothing contained in this Section 6.10 shall release the Partnership from its obligations and liabilities under this Agreement or any Ancillary Agreement, and (ii) nothing contained in this Section 6.10 shall release the Partnership or any of its Subsidiaries from its obligations under the Contracts set forth on Schedule 3.12 of the Partnership Disclosure Schedule.

(b) Effective upon the Closing, the Partnership hereby irrevocably and unconditionally releases and forever discharges Fly from any and all Released Claims, including, without limitation, any Released Claims relating to or arising out of Fly’s ownership of direct or indirect equity interests in the Partnership or its Subsidiaries; provided, that (i) nothing contained in this Section 6.10 shall release Fly from its obligations and liabilities under this Agreement or any Ancillary Agreement, and (ii) nothing contained in this Section 6.10 shall release Fly or any of its Affiliates from its obligations under any commercial Contracts or other commercial arrangements that the Partnership or any of its Subsidiaries have with Fly or any of its Affiliates.

ARTICLE VII

CONDITIONS TO CLOSING.

Section 7.1 Conditions to Buyers’ and Sellers’ Obligations to Effect the Transactions. The respective obligations of Buyers and Sellers to consummate and effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing (to the extent permitted by applicable Law), jointly by Buyers, on the one hand, and the Sellers, on the other:

(a) Approvals. All governmental Consents that are required for the consummation of the Transactions and set forth on Exhibit J shall have been made and obtained.

(b) No Order. No judgment, order, decree, ruling, or charge shall have been entered in any action, suit, or proceeding before any court or Governmental Authority having jurisdiction over any Party, and no preliminary or permanent injunction by any court or Governmental Authority shall have been issued, which would have the effect of (i) making the Transactions illegal, or (ii) otherwise preventing the consummation of the Transactions.

(c) Equity Incentive Plan. The Partnership shall have adopted and put in place an equity incentive plan on terms and conditions that are acceptable to Buyers, on the one hand, and Summit, on the other.

Section 7.2 Conditions to Obligations of Sellers. The obligation of Sellers to consummate and effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Sellers (provided that the conditions set forth in Sections 7.2(d) and (e) may be waived in writing by Summit acting alone):

(a) Representations and Warranties. (i) The representations and warranties of Buyers in Section 5.1 (Organization, Etc.) and Section 5.2(a) (Authority; Validity of Agreements) shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date and (ii) each other representation and warranty of Buyers contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality, Buyer Material Adverse Effect or similar phrase), except, in the case of this clause (ii), for any failure to be so true and correct that has not had and reasonably would not be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided that, with respect to clauses (i) and (ii) above, representations and warranties that address matters only as of a particular date prior to the date hereof must be true and correct only at and as of such particular date (in the manner set forth above).

(b) Agreements and Covenants. Buyers shall have performed and complied with all of its agreements and covenants in this Agreement in all material respects through Closing.

(c) Deliveries. Each of the deliveries contemplated by Section 2.4(b) shall have been made.

(d) ***.

(e) ***.

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Section 7.3 Conditions to Obligations of Buyers. The obligation of Buyers to consummate and effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyers:

(a) Representations and Warranties of the Partnership, the GP and Summit. (i) Each Fundamental Representation of the Partnership, the GP and Summit (other than the representations and warranties set forth in Section 3.12 (Affiliate Transactions)) shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date, (ii) each representation and warranty of the GP and the Partnership set forth in Section 3.12 (Affiliate Transactions) shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date, and (iii) each other representation and warranty of the Partnership, the GP and Summit contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality, Partnership Material Adverse Effect or similar phrase), except, in the case of this clause (iii), for any failure to be so true and correct that has not had and reasonably would not be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect; provided that, with respect to clauses (i), (ii) and (iii) above, representations and warranties that address matters only as of a particular date prior to the date hereof must be true and correct only at and as of such particular date (in the manner set forth in clauses (i), (ii) or (iii) as applicable).

(b) (i) Each Fundamental Representation of Fly shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date, and (ii) each other representation and warranty of Fly contained in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality, Partnership Material Adverse Effect or similar phrase), except, in the case of this clause (ii), for any failure to be so true and correct that has not had and reasonably would not be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect; provided that, with respect to clauses (i) and (ii) above, representations and warranties that address matters only as of a particular date prior to the date hereof must be true and correct only at and as of such particular date (in the manner set forth in clauses (i) or (ii) as applicable).

(c) Agreements and Covenants. The Partnership, the GP and each of Sellers shall have performed and complied with all of their respective agreements and covenants in this Agreement in all material respects through Closing.

(d) Material Adverse Effect. Since the date of this Agreement, no fact, condition or event shall have occurred that has had, or would reasonably be expected to have, a Partnership Material Adverse Effect.

(e) Deliveries. Each of the deliveries contemplated by Section 2.4(a) shall have been made.

(f) Reclassification Amendment. Sellers, the GP and the Partnership shall have entered into the Reclassification Amendment in a form that is satisfactory to Buyers in their sole discretion.

(g) ***.

(h) ***.

(i) ***.

ARTICLE VIII

SURVIVAL; POST-CLOSING OBLIGATIONS

Section 8.1 Expiration of Representations, Warranties and Covenants. All of the representations and warranties of the Parties contained in this Agreement, and each covenant and agreement herein that contemplates performance prior to the Closing, shall terminate and expire, and shall cease to be of any force or effect, on the date that is thirty (30) days following the date of delivery to Buyers and Summit of the audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in partners’ capital of the Partnership and its Subsidiaries, as of and for the year ended December 31, 2013 and audited by the Partnership’s independent accounting firm (the “Expiration Date”), other than the representations and warranties contained in (i) Section 3.1 (Organization, Etc.), Section 3.2 (Capital Structure), Section 3.3 (Authority; Validity of Agreements), Section 3.12 (Affiliate Transactions), Section 3.21 (Brokers and Finders; Transaction Expenses), Section 4.1 (Organization, Etc.), Section 4.2(a) (Authority; Validity of Agreements), Section 4.3 (Ownership), Section 4.6 (Brokers and Finders), Section 5.1 (Organization, Etc.), Section 5.2(a) (Authority; Validity of Agreements), and Section 5.8 (Brokers and Finders) (collectively, the “Fundamental Representations”), which shall survive indefinitely, and (ii) Section 3.16 (Taxes), which shall survive until ninety (90) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein. Each covenant or other agreement herein that contemplates performance at or following the Closing shall survive the Closing hereunder until performed in accordance with its terms. No claim for indemnification hereunder for breach of any representation or warranty may be first made after the expiration of any survival period applicable to such representation or warranty. For the avoidance of doubt, if any Claims Notice is given in good faith in accordance with the terms of Section 8.4 within the applicable survival period provided above, the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved and the full amount of such Losses that are payable or indemnifiable with respect to such Claims Notice have been paid in accordance with this Article VIII.

Section 8.2 Result of Breach of Representation or Warranty; Indemnification.

(a) Subject to the other provisions of this Article VIII, from and after the Closing, Summit shall indemnify, defend and hold harmless Buyers and their respective Affiliates and each of their respective directors, officers, employees, stockholders, members,

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partners, agents, representatives, successors and permitted assigns (the “Buyer Indemnitees”), without duplication, from and against any and all Losses actually suffered by a Buyer Indemnitee to the extent resulting from or arising out of (i) the breach of any representation or warranty of the Partnership and the GP set forth in Article III of this Agreement (without giving any effect, both for purposes of determining whether a breach has occurred and for purposes of calculating any Losses resulting therefrom, to any qualification as to “materiality” or “Partnership Material Adverse Effect” or any similar qualification), (ii) the breach of any representation or warranty of Summit set forth in Article IV of this Agreement (without giving any effect, both for purposes of determining whether a breach has occurred and for purposes of calculating any Losses resulting therefrom, to any qualification as to “materiality” or “Partnership Material Adverse Effect” or any similar qualification), (iii) the breach of any covenant or agreement of the Partnership or the GP contained in this Agreement, (iv) the breach of any covenant or agreement of Summit contained in this Agreement, (v) liabilities and obligations for any Taxes incurred by any of the Group Entities with respect to any period ending on or before the Closing Date (or, for any period beginning before and ending after the Closing Date, liabilities and obligations for Taxes to the extent allocable to the portion of such period beginning before and ending on the Closing Date in accordance with Section 6.7(a)), and (vi) the breach of any representation, warranty, covenant or agreement of Summit contained in the ***. The amount recoverable by the Buyer Indemnitees pursuant to this Section 8.2(a) shall be allocated in respect of the Purchased Interests that are Class A Interests or the Purchased Interests that are Class B Interests, as applicable, to the extent any indemnification obligation is attributable to the U.S. Business or the Non-U.S. Business.

(b) Subject to the other provisions of this Article VIII, from and after the Closing, Fly shall indemnify, defend and hold harmless the Buyer Indemnitees, without duplication, from and against any and all Losses actually suffered by a Buyer Indemnitee to the extent resulting from or arising out of the breach of any representation or warranty of Fly set forth in Article IV of this Agreement (without giving any effect, both for purposes of determining whether a breach has occurred and for purposes of calculating any Losses resulting therefrom, to any qualification as to “materiality” or “Partnership Material Adverse Effect” or any similar qualification). The amount recoverable by the Buyer Indemnitees pursuant to this Section 8.2(b) shall be allocated in respect of the Purchased Interests that are Class A Interests or the Purchased Interests that are Class B Interests, as applicable, to the extent any indemnification obligation is attributable to the U.S. Business or the Non-U.S. Business.

(c) Subject to the other provisions of this Article VIII, from and after the Closing, the Buyers shall, jointly and severally, indemnify, defend and hold harmless the Partnership, the GP, each Seller and their respective Affiliates, directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “Seller Indemnitees”), without duplication, from and against any and all Losses actually suffered by a Seller Indemnitee to the extent resulting from or arising out of any of (i) the breach of any representation or warranty of such Buyer set forth in Article V of this Agreement (without giving any effect, both for purposes of determining whether a breach has occurred and for purposes of calculating any Losses resulting therefrom, to any qualification as to “materiality” or “Buyer Material Adverse Effect” or any similar qualification) or (ii) the breach of any covenant or agreement of any Buyer contained in this Agreement.

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Section 8.3 Limitations.

(a) Notwithstanding anything contained herein to the contrary:

(i) (A) Summit shall not be liable in respect of any indemnification obligation for Losses of the Buyer Indemnitees under Section 8.2(a)(i) or (ii) (other than in respect of any breach of the Fundamental Representations) unless the aggregate cumulative amount of Losses for which indemnification would otherwise be available from Summit or Fly but for this Section 8.3(a) exceeds $1,000,000 (the “Threshold Amount”), and then only to the extent of such excess, and (B) Summit’s aggregate liability in respect of any and all indemnification obligations for Losses under Section 8.2(a)(i) and (ii) (other than in respect of any breach of the Fundamental Representations) shall not exceed $15,000,000;

(ii) (A) Fly shall not be liable in respect of any indemnification obligation for Losses of the Buyer Indemnitees under Section 8.2(b) (other than in respect of any breach by Fly of any of the Fundamental Representations expressly made by it) unless the aggregate cumulative amount of Losses for which indemnification would otherwise be available from Fly but for this Section 8.3(a) exceeds the Threshold Amount, and then only to the extent of such excess, and (B) Fly’s aggregate liability in respect of any and all indemnification obligations for Losses under Section 8.2(b) (other than in respect of any breach of the Fundamental Representations) shall not exceed $6,500,000; and

(iii) in no event shall any Seller’s aggregate liability under this Article VIII exceed the cash consideration received by it in connection with the Transactions.

(b) The amount of any indemnification payable under this Article VIII shall be reduced by an amount equal to the cash proceeds actually received by a Buyer Indemnitee or Seller Indemnitee, as applicable, under any insurance policy or from any third party in respect of such claim less all out-of-pocket costs and expenses incurred by such Buyer Indemnitee or Seller Indemnitee in connection with obtaining such insurance proceeds or third-party recovery (including reasonable attorneys’ fees, any deductible or any retention, or any premium adjustment arising directly from such claim or Losses).

(c) Each Buyer Indemnitee and Seller Indemnitee shall use its, his or her commercially reasonable efforts to pursue any insurance recovery or third-party recovery available to it with respect to any Loss for which such Buyer Indemnitee or Seller Indemnitee seeks indemnification pursuant to this Article VIII, it being understood and agreed that the possibility that insurance proceeds may be realized by such Buyer Indemnitee or Seller Indemnitee shall not delay payment or indemnification of such Losses by the Party against whom indemnification is sought pursuant to this Article VIII. To the extent that an

Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which an Indemnitee has asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnitee to receive the proceeds of such insurance or contractual indemnity.

(d) The Buyer Indemnitee or Seller Indemnitee, as the case may be, seeking indemnification under this Agreement shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 8.4 Claims Notice. If any Buyer Indemnitee or Seller Indemnitee (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any Party is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 8.2 (or would be required to provide indemnification if the provisions of Section 8.3 did not apply), the Indemnitee shall promptly deliver to the Indemnifying Party a written notice (the “Claims Notice”) describing such matter in reasonable detail, including the estimated amount of the Losses that have been or may be sustained (to the extent that they may be estimated), the facts giving rise to the claim for indemnification hereunder and a reference to the provision of this Agreement upon which such claim is made, in each case to the extent practicable. The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent that the failure or delay adversely affects the defense of such claim by the Indemnifying Party. The Indemnifying Party may, subject to the other provisions of this Section 8.4, settle, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party shall elect to so conduct the defense with respect to such asserted liability, it shall, within fifteen (15) days after notice of the third-party claim is delivered by the Indemnitee to the Indemnifying Party, notify the Indemnitee of its intention to do so, and the Indemnitee shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the defense against such asserted liability; provided, that no settlement or compromise of any third-party claim shall be made without the prior written consent of the Indemnitee, except where such settlement or compromise involves only the payment of money and only to the extent that such money is paid by or on behalf of the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of, the Indemnitee. If the Indemnifying Party assumes the defense of a claim as provided for in this Section 8.4, the Indemnitee shall have the right to participate in, but not control, at its own expense, the defense, compromise or settlement of any such claim; provided, however, that if the Indemnitee shall reasonably determine, upon the advice of counsel, that the Indemnitee and the Indemnifying Party shall have conflicting or different claims or defenses, then the Indemnifying Party shall not have control of such conflicting or different claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel (but only one (1) counsel for such Indemnitee and any related Indemnitees) for such claims and defenses, at the reasonable cost and expense of the Indemnifying Party. If the Indemnifying Party shall choose to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its direct or indirect control and that the Indemnifying Party considers necessary or reasonably desirable for the defense of such matter, and shall cooperate in all reasonable ways with, and make its employees and advisors reasonably available or otherwise render reasonable assistance to, the Indemnitor and its agents. The Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to any claim for which any Party is obligated to provide indemnification pursuant to this Article VIII without the prior written consent of the Indemnifying Party. Whether or not the Indemnifying Party has assumed the defense of a claim, the Indemnifying Party will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent.

Section 8.5 Exclusive Remedy. Other than in respect of claims for fraud or the right to seek specific performance for a breach of a covenant or agreement to be performed by a Party hereto, following the Closing, the provisions of this Article VIII shall be the sole and exclusive remedy of the Parties hereto with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement made by any Party in this Agreement, and will be in lieu of all other remedies available at law or in equity.

Section 8.6 Tax Treatment. The Parties agree to treat any payment made pursuant to this Article VIII as an adjustment to the Closing Date Purchase Price for all Tax purposes, except as required by applicable Law.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of Buyers, on the one hand, and the Sellers, on the other hand;

(b) by the Sellers or Buyers, if the Closing has not occurred by 12:00 AM (local time in California) on January 1, 2013 (the “End Date”);

(c) by Buyers if any of the conditions set forth in Sections 7.1 or 7.3 shall have not have been fulfilled, or have become incapable of fulfillment, by the End Date, and shall not have been waived by Buyers; provided, however, that, if any such conditions has not been so fulfilled, or has become incapable of such fulfillment, by virtue of a breach on the part of the Partnership, the GP or either of Sellers of any representation, warranty, covenant or agreement thereof set forth in this Agreement, and such breach is capable of cure through the exercise of commercially reasonable efforts within fifteen (15) days after receipt of written notice from Buyers of such breach, then Buyers may not terminate this Agreement under this Section 9.1(c) prior to the end of such fifteen (15) day period; provided that the Partnership, the GP or either of Sellers, as applicable, continues to use commercially reasonable efforts to cure such breach through such fifteen (15) day period (it being understood that Buyers may not terminate this Agreement under this Section 9.1(c) if Buyers are at such time in breach in any material respect of any of their representations, warranties, covenants or agreements contained in this Agreement); or

(d) by the Sellers, if any of the conditions set forth in Sections 7.1 or 7.2 shall have not have been fulfilled, or have become incapable of fulfillment, by the End Date, and shall not have been waived by the Sellers; provided, however, that, if any such conditions has not been so fulfilled, or has become incapable of such fulfillment, by virtue of a breach on the part of Buyers of any representation, warranty, covenant or agreement thereof set forth in this Agreement, and such breach is capable of cure through the exercise of commercially reasonable efforts within fifteen (15) days after receipt of written notice from the Sellers of such breach, then Sellers may not terminate this Agreement under this Section 9.1(d) prior to the end of such fifteen (15) day period; provided that Buyers continues to use commercially reasonable efforts to cure such breach through such fifteen (15) day period (it being understood that the Sellers may not terminate this Agreement under this Section 9.1(d) if any of the Partnership, the GP, the Sellers or either of Sellers is at such time in breach in any material respect of any of their respective representations, warranties, covenants or agreements contained in this Agreement); provided, that, notwithstanding the foregoing or anything else to the contrary contained in this Agreement, no Party shall have the right to terminate this Agreement following the time that Buyers have made the payments contemplated by Section 2.3 to Sellers in respect of the Purchased Interests, and, if such payments are made, the Closing shall occur and be effective automatically hereunder at the time set forth in Section 2.2, with no further action of any Party or any other Person.

Section 9.2 Notice of Termination; Effect of Termination. In the event of termination by Buyers or the Sellers pursuant to this Article IX, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party hereto. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article IX, this Agreement shall become void and of no further force or effect, other than the provisions of Article I (Definitions), Section 6.5 (Expenses), this Article IX (Termination) and Article X (Miscellaneous) and as set forth in the Confidentiality Agreement, each of which shall survive any such termination and remain in full force and effect; provided, however, that nothing in this Section 9.2 shall release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement prior to termination of this Agreement pursuant to this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Buyers and the Sellers. The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any Party hereto in connection with this Agreement shall not be valid unless agreed to in writing by the Sellers and Buyers. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that Buyers shall be entitled to amend or modify the Purchased Interest Schedule, without the consent of any other Person, prior to the Closing for the purpose of re-allocating the amounts of Class A Interests and/or Class B Interests to be purchased pursuant to this Agreement among the Buyers, or any Affiliate(s) to which a Buyer’s rights and obligations under this Agreement are assigned pursuant to Section 10.6 (for the avoidance of doubt, no such re-allocation shall reduce or enlarge the aggregate amount of all Class A Interests and Class B Interests to be purchased by all Buyers under this Agreement).

Section 10.2 Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

Section 10.3 Construction and Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. The representations and warranties of the Parties, and the right of any Person to indemnification or payments hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other Party (including by any of their advisors or representatives) or by reason of the fact that any Party or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The fact that any item of information is disclosed in the Partnership Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 10.4 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

Section 10.5 Notices. All notices and other communications given or made (a) as of the date delivered, if delivered personally or by registered or certified mail (postage prepaid, return receipt requested), (b) on the date the delivering party receives confirmation, if delivered by facsimile or (c) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Buyers:

c/o Onex Partners Advisor LP

161 Bay Street

Toronto, ON M5J 2 S1

Attention: Tawfiq Popatia

With copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Telecopy: (212) 859-4000

Attention: Christopher Ewan and David Shaw

If to Summit:

Summit Aviation Partners LLC

50 California Street, 14th Floor

San Francisco, CA 94111

Telecopy: (415) 618-3337

Attention: General Counsel

and

Summit Aviation Management Co., Ltd.

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

Telecopy: (345) 949-8080

Attention: Director

With copies to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Telecopy: (650) 752-3601

Attention: Daniel G. Kelly, Jr.

If to Fly:

Fly-BBAM Holdings, LTD.

West Pier

Dun Laoghaire

County Dublin, Ireland

Telecopy: +353 1 231 1901

Attention: Colm Barrington, Chief Executive Officer

With copies to:

Jones Day

222 East 41st Street

New York, New York 10017

Telecopy: (212) 755-7306

Attention: Boris Dolgonos

If to the GP or the Partnership:

BBAM Limited Partnership

c/o Summit Aviation Management Co., Ltd.

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

Telecopy: (345) 949-8080

Attention: Director

With copies to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Telecopy: (650) 752-3601

Attention: Daniel G. Kelly, Jr.

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Except for the provisions of Section 8.2 (which section is intended for the benefit of the Persons identified therein), nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. This Agreement shall not be assigned by any of the Partnership, the GP or any Seller without the prior written consent of Buyers and any purported assignment or other transfer without such consent shall be void and unenforceable. This

Agreement shall not be assigned by a Buyer without the prior written consent of the Sellers and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, that the consent of the Sellers shall not be required for an assignment to a Person who is an Affiliate of a Buyer.

Section 10.7 Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 10.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. Accordingly, the Parties agree that, in addition to the remedy available under Section 8.2 (subject to the other provisions of Article VIII), Buyers, on the one hand, and the Sellers, on the other, shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement. Each Party hereby waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave, as a defense, counterclaim or otherwise, in any action involving a claim, dispute or controversy arising out of, relating to or in connection with this Agreement or the Transactions, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. In addition, each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

Section 10.9 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnitees, the Seller Indemnitees, and their respective successors and permitted assigns.

Section 10.10 Governing Law. This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 10.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York or in the United States District Court for the Southern District of New York for purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any Proceeding commenced in such courts is brought in an inconvenient forum.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYERS

ONEX PARTNERS III HORNET LP

By:
Name:
Title:

ONEX AMERICAN HOLDINGS II LLC

By:
Name:
Title:

By:
Name:
Title:

HORNET HOLDINGS LIMITED SARL

By:
Name:
Title:

ONEX PARTNERS III HORNET HOLDINGS II A LP

By:
Name:
Title:

ONEX PARTNERS III HORNET HOLDINGS II B LP

By:
Name:
Title:

ONEX PARTNERS III SELECT HORNET A LP

By:
Name:
Title:

ONEX PARTNERS III SELECT HORNET B LP

By:
Name:
Title:

ONEX PARTNERS III PV HORNET A LP

By:
Name:
Title:

ONEX PARTNERS III PV HORNET B LP

By:
Name:
Title:

SUMMIT

SUMMIT AVIATION PARTNERS LLC

By:
Name:
Title:

FLY

FLY-BBAM HOLDINGS, LTD.

By:
Name:
Title:

THE GP

SUMMIT AVIATION MANAGEMENT CO., LTD.

By:
Name:
Title:

THE PARTNERSHIP

BBAM LIMITED PARTNERSHIP

By:
Name:
Title: